UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2007 (April 23, 2007)

Comtech Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-02642	52-0466460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 1001, Tower C, Skyworth Building

High-Tech Industrial Park, Nanshan

Shenzhen, 518057

People’s Republic of China

(Address of Principal Executive Offices and Zip Code)

011-86-755-2674-3210

(Registrant’s telephone number, including area code)

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 23, 2007, Comtech Group, Inc. (the “Company”) and certain of its stockholders (the “Selling Stockholders”) entered into an underwriting agreement (the “Underwriting Agreement”) with Lehman Brothers Inc., as representative of the several underwriters named therein (the “Underwriters”) pursuant to which the Company agreed to issue and sell 4,400,000 shares of the Company’s common stock, par value $0.01 per share, and the Selling Stockholders agreed to sell 1,100,000 shares of the Company’s common stock (together, the “Firm Stock”) to the Underwriters at a price per share of $16.6688. In addition, the Company and the Selling Stockholders have granted the Underwriters an option to purchase up to an additional 825,000 shares to cover over-allotments, if any, at the same price per share as the Firm Stock.

The Company expects to complete the sale of the Firm Stock on April 27, 2007. Net proceeds to the Company from the offering, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $72.3 million, or $83.3 million if the underwriters’ exercise their over-allotment option in full. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of April 23, 2007, between the Company and Lehman Brothers Inc., as representative of the several underwriters.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMTECH GROUP, INC.

By:	/S/ HOPE NI
Name:	Hope Ni
Title:	Chief Financial Officer

Date: April 27, 2007

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EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of April 23, 2007, between the Company and Lehman Brothers Inc., as representative of the several underwriters.

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